GREEN MOUNTAIN COFFEE, INC.
                                   Exhibit 11
                        Computation of Earnings Per Share

                                                 Fiscal year ended
                                   September 27,   September 28,   September 30,
                                       1997            1996            1995
                                   -------------   -------------   -------------
Net income.......................  $ 1,325,000     $  1,262,000    $   (218,000)
Primary weighted common
 shares outstanding:
   Common stock...................   3,433,929        3,399,843       3,383,529
   Dilutive effect of outstanding
      common stock options........      34,003           27,767            -

Weighted average common and common
   equivalent shares..............   3,467,932        3,427,610       3,383,529

Net income per share.............. $      0.38     $       0.37    $       0.06


   This exhibit should be read in conjunction with the accompanying unaudited consolidated financial statements and the notes thereto.
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